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                                                                 CRAWFORD (LOGO)

                                                                      Exhibit 99

March 22, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Ladies and Gentlemen:

This letter is written pursuant to Temporary Note 3T to Article 3 of Regulation S-X.

Crawford & Company ("Crawford") has received a representation letter from Arthur Andersen LLP ("Andersen") stating that the audit of the consolidated balance sheets of Crawford and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2001, was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit, availability of national office consultation, and availability of personnel at foreign affiliates of Andersen to conduct the relevant portions of the audit.

Very truly yours,

/s/ JOHN F. GIBLIN

John F. Giblin
Executive Vice President
Chief Financial Officer













5620 Glenridge Drive, N.E. - P.O. Box 5047 (Zip 30302) - Atlanta, GA 30342-Phone (404)256-0830 Fax (404)847-4066 - www.crawfordandcompany.com